Exhibit 16.1

August 7, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under the caption “Changes in Registrant’s Certifying Accountant” in the Form 6-K of Ping An Biomedical Co., Ltd. (the “Company”) to be filed with the U.S. Securities and Exchange Commission on or about August 7, 2026.

We agree with the statements relating only to WWC, P.C. contained therein. We have no basis to agree or disagree with any other statements of the Company contained in the Form 6-K.

We hereby consent to the filing of this letter as Exhibit 16.1 to the Company’s Form 6-K.

Very truly yours,

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171